Exhibit 99

CONTACT

Internet America, Inc.	October 11, 2005
214.861.2550
investor.relations@airmail.net

INTERNET AMERICA NAMES NEW PRESIDENT AND COO

(Dallas) October 11, 2005-Internet America, Inc.(OTCBB: GEEK) a Dallas-based provider of Internet access services announced today that it has named Glen Blackmon president and Chief Operating Officer. William E. (Billy) Ladin will remain Chairman and Chief Executive Officer.

Ladin said, “I’m very pleased to have Glen joining Internet America at a crucial time in the Company’s transition to becoming a significant player in the wireless Internet access arena. He brings a level of experience in financial and entrepreneurial management, acquisitions and information systems management that will serve us well going forward. He has been working with the Company for several months in a consulting capacity and has done a good job of identifying the challenges and resources required to continue to grow our business.”

Blackmon commented, “I’m excited to be joining Internet America at this time. There are a lot of opportunities and of course, lots of challenges facing the Company and I think my strengths will allow both Billy and myself to compliment each other as he focuses on the sales and marketing strategies and tactics needed as we continue to grow our wireless Internet access business while I direct the staff and resources of the Company towards the execution of the wireless strategy.”

Blackmon has been a private equity investor since 1997, focusing on consumer services and technology-related companies. Most recently, he was chairman of AcademicPlanet, Inc., a Houston-based Internet Service Provider, where he was instrumental in growing the company to over 40,000 subscribers before arranging its sale in a private transaction in August, 2005.

Prior to this, Blackmon spent over 18 years in commercial banking. In his most recent position in that industry, he was executive vice president, Chief Information Officer and Chief Financial Officer of Silicon Valley Bank in Santa Clara, California. He additionally held positions as president of two large mid-western bank information processing service bureaus. He is a 1978 graduate of McNeese State University in Lake Charles, Louisiana.

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including wireless Internet access, dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.

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